Exhibit 99.1

News Release | For Immediate Release

FactSet Reports Strong Revenue and EPS Growth in Fourth Quarter 2018

Fiscal 2018 results lead to 38 consecutive years of revenue growth

NORWALK, Conn., September 25, 2018 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the fourth quarter ended August 31, 2018.

Fourth Quarter Fiscal 2018 Highlights

●

Revenues increased 5.9% or $19.2 million to $345.9 million compared with $326.6 million for the same period in fiscal 2017. Organic revenues grew 5.3% to $347.1 million during the fourth quarter of 2018 from the prior year period. The increase is primarily due to higher sales of research and analytics products, content and technology solutions (CTS) and wealth management solutions.

●

Annual Subscription Value (ASV) increased to $1.39 billion at August 31, 2018 compared with prior year ASV of $1.32 billion. Fourth quarter organic ASV growth of $38.6 million is the highest in the history of the Company. The organic ASV growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency, was 5.7%.

●	Operating margin increased to 25.5% compared with 25.2% for the same period last year. Adjusted operating margin rose to 31.3% compared with 31.2% in the prior year period.

●

Diluted earnings per share (EPS) advanced to $1.77 compared with $1.52 for the same period in fiscal 2017. Adjusted diluted EPS rose 15.8% to $2.20 compared with $1.90 in the prior period boosted primarily by the U.S. Tax Cuts and Jobs Act (TCJA).

●	The Company’s effective tax rate for the fourth quarter was 18.0% compared with 25.3% a year ago, primarily due to the TCJA.

●	FactSet celebrated 40 years as a company achieving 38 consecutive years of revenue growth and 22 years of consecutive adjusted diluted EPS growth.

“We are proud to have reached many milestones in fiscal 2018. We celebrated 40 years as a company with 38 years of consecutive revenue growth and 22 years of consecutive adjusted EPS growth. This quarter we had the highest reported quarterly ASV in our history. We enter fiscal 2019 with strong momentum and an expanding suite of innovative workflow solutions to drive our growth plans,” said Phil Snow, FactSet CEO.

News Release | For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended August 31,				Twelve Months Ended August 31,
(In thousands, except per share data)	2018	2017	Change	2018	2017	Change	FY 2018 Guidance
GAAP revenues	$345,861	$326,642	5.9%	$1,350,145	$1,221,179	10.6%	$1.34-$1.36b
Organic revenues	$347,102	$329,597	5.3%	$1,294,260	$1,225,443	5.6%
Operating income	$88,356	$82,428	7.2%	$366,204	$352,135	4.0%
Adjusted operating income	$108,684	$102,735	5.8%	$425,510	$395,514	7.6%
Operating margin	25.5%	25.2%		27.1%	28.8%		27.5%-29.0%
Adjusted operating margin	31.3%	31.2%		31.3%	32.2%		31.0%-32.5%
Net income	$68,823	$59,552	15.6%	$267,085	$258,259	3.4%
Adjusted net income	$85,492	$74,721	14.4%	$335,816	$289,587	16.0%
Diluted EPS	$1.77	$1.52	16.4%	$6.78	$6.51	4.1%	$6.92-$7.17
Adjusted diluted EPS	$2.20	$1.90	15.8%	$8.53	$7.31	16.7%	$8.37-$8.62

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Annual Subscription Value (ASV)

ASV was $1.39 billion at August 31, 2018, up $74.4 million organically from the prior year. The organic ASV growth rate was 5.7%. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $38.6 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months, which are not subscription-based.

Buy-side and sell-side ASV growth rates for the fourth quarter of fiscal 2018 were 5.4% and 7.3%, respectively. Buy-side clients accounted for 83.9% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $868.7 million, increasing 5.3% over prior year of $825.1 million and 5.3% organically. U.S. revenues for the quarter were $213.9 million compared with $204.1 million in the fourth quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 4.7%. ASV from international operations was $524.4 million, increasing 6.7% over prior year of $491.5 million and 6.3% organically. International ASV now represents 37.6% of total ASV, up from 37.3% a year ago. International revenues were $131.9 million compared with $122.6 million from the fourth quarter of fiscal 2017. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 6.3%.

News Release | For Immediate Release

Organic ASV from FactSet’s workflow solutions at August 31, 2018 was as follows:

●	Research ASV was $637.2 million and remained flat versus the same period a year ago.

●	Analytics ASV was $475.0 million and grew 9.8% year over year.

●	Content and Technology Solutions ASV was $147.8 million, increasing 18.6% year over year.

●	Wealth ASV was $131.1 million, increasing 10.0% from the prior year.

Operational Highlights – Fourth Quarter Fiscal 2018

●

Client count as of August 31, 2018 was 5,142, a net increase of 167 clients in the past three months, primarily driven by institutional asset managers and wealth management. The count includes clients with ASV of $10,000 and above.

●	User count increased by 2,391 to 91,897 in the past three months primarily driven by an increase in investment banking workstation sales. FactSet defines users as workstation and StreetAccount users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 91%.

●	Employee count was 9,571 as of August 31, 2018, up 5.5% in the past 12 months.

●

Net cash provided by operating activities was $106.3 million compared with $100.2 million for the fourth quarter of 2017. Quarterly free cash flow was $91.2 million compared with $89.3 million a year ago, an increase of 2.1% primarily due to an improvement in working capital.

●	Capital expenditures increased to $15.1 million, compared with $10.9 million a year ago primarily due to office space build out and technology upgrades.

●	A regular quarterly dividend of $24.4 million, or $0.64 per share, was paid on September 18, 2018, to common stockholders of record as of August 31, 2018.

●	Helen Shan was appointed as the new Chief Financial Officer for FactSet in September 2018.

●

FactSet was selected by Merrill Lynch Wealth Management to be the primary market data provider for more than 15,000 wealth management professionals. This wealth deployment is FactSet’s largest date and allows the Company to expand further in the wealth management space.

●

FactSet added Data Exploration, a cloud-based data platform in July, 2018. FactSet Data Exploration will allow financial professionals to instantly evaluate alternative and financial datasets and build investment applications in a fully hosted environment provided by Microsoft Azure. It will offer content from the Open:FactSet Marketplace alongside programming tools, including Microsoft SQL, RStudio, and Python, in a single location.

News Release | For Immediate Release

Full Year 2018 Highlights

●	ASV rose to $1.39 billion, up 5.7% organically. Organic ASV plus professional services resulted in a growth rate of 5.9%.

●	Revenues increased 10.6% to $1.35 billion, up 5.6% organically.

●	Diluted EPS increased 4.1% to $6.78. Adjusted diluted EPS increased 16.7% to $8.53.

●	Net cash provided by operating activities totaled $385.7 million. Free cash flow increased 24.1% to $352.1 million.

●	Client count increased by 8.4% or 398 during the year, while users grew by 3.4% or 3,051 from the prior year.

●

In May, 2018, FactSet increased its quarterly dividend by $0.08 or 14.3% per share to $0.64, marking the 13th consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.

●

FactSet returned $393.4 million to stockholders in the form of share repurchases and dividends during the fiscal year. This return represents an average cash return of 91%, as a percentage of free cash flow and proceeds from employee stock plans.

●

FactSet won numerous awards including Excellence in Asset Management and Servicing, Data and Technology at the CIO Industry Innovation Awards, Best Overall Technology Provider at the Buy-Side Technology Awards from Waters Technology and Data Vendor of the Year at the Risk.Net Market Technology Awards. Additionally, FactSet was ranked 21 on the RiskTech100® 2018, the flagship report of Chartis Research.

●	FactSet expanded its Multi-Asset Class (MAC) risk models, leading to several global client wins and strengthening its position in the analytics market.

●

FactSet launched Open: FactSet Marketplace, a new online platform that offers both financial and alternative data such as satellite, sentiment, and environmental, social, and governance (ESG) data to address the growing demand for integrated data.

●

The Company released its first annual Corporate Social Responsibility Report, which covered the fiscal year ending August 31, 2017. The report highlights FactSet’s recent achievements and sets a trajectory for the future CSR goals.

●

FactSet expanded its global footprint by opening a new office in Shanghai, China. The Shanghai office supports FactSet's presence in the rapidly expanding, sophisticated, and technology-driven Chinese market.

Share Repurchase Program

FactSet repurchased 329,478 shares for $67.5 million during the fourth quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $393.4 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations. Under the Company’s existing share repurchase program, $241.7 million is currently available for share repurchases.

Annual Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

News Release | For Immediate Release

Fiscal 2019 Expectations

●	Organic ASV plus professional services is expected to increase in the range of $75 million and $90 million over fiscal 2018.

●	GAAP revenues are expected to be in the range of $1.41 billion and $1.45 billion.

●	GAAP operating margin is expected to be in the range of 29% and 30%.

●	Adjusted operating margin is expected to be in the range of 31.5% and 32.5%.

●	FactSet’s annual effective tax rate is expected to be in the range of 17.5% and 18.5%, primarily as a result of the TCJA.

●

GAAP diluted EPS is expected to be in the range of $8.70 and $8.90. Adjusted diluted EPS is expected to be in the range of $9.45 and $9.65. The mid-point of this guidance represents a 12% growth over the prior year.

Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2019. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

Conference Call

The Company will host a conference call today, September 25, 2018 at 11:00 a.m. Eastern Time to discuss the fourth quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.231.8259
International Participants:	647.689.4104
Passcode:	8586805
Moderator:	Rima Hyder, Vice President, Investor Relations

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until October 2, 2018 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 8586805.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," “believes,” "anticipates," "plans," "intends, "estimates, "projects," "should," "indicates," "continues," “may” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; and legislative and regulatory changes in the environments in which FactSet and its clients operate. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

News Release | For Immediate Release

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 91,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For® and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

FactSet

Media & Investor Relations Contact:

Rima Hyder

857.265.7523

rima.hyder@factset.com

News Release | For Immediate Release

Consolidated Statements of Income (Unaudited)

	Three Months Ended August 31,		Twelve Months Ended August 31,

(In thousands, except per share data)	2018	2017	2018	2017

Revenues	$345,861	$326,642	$1,350,145	$1,221,179

Operating expenses
Cost of services	169,467	161,269	659,296	566,580
Selling, general and administrative	88,038	82,945	324,645	302,464
Total operating expenses	256,505	244,214	983,941	869,044

Operating income	88,356	82,428	366,204	352,135

Other expense
Loss on sale of business	—	—	—	(1,223)
Interest expense, net of interest income	(4,421)	(2,655)	(14,366)	(6,600)
Total other expense	(4,421)	(2,655)	(14,366)	(7,823)

Income before income taxes	83,935	79,773	351,838	344,312

Provision for income taxes	15,112	20,221	84,753	86,053
Net income	$68,823	$59,552	$267,085	$258,259

Diluted earnings per common share	$1.77	$1.52	$6.78	$6.51

Diluted weighted average common shares	38,879	39,281	39,377	39,642

News Release | For Immediate Release

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands)	2018	2017	2018	2017

Net income	$68,823	$59,552	$267,085	$258,259

Other comprehensive income (loss), net of tax
Net unrealized (loss) gain on cash flow hedges*	(3,183)	784	(7,288)	5,017
Foreign currency translation adjustments	(7,171)	18,136	(9,431)	28,816
Other comprehensive (loss) income	(10,354)	18,920	(16,719)	33,833
Comprehensive income	$58,469	$78,472	$250,366	$292,092

*For the three and twelve months ended August 31, 2018, the unrealized loss on cash flow hedges was net of tax benefits of $1.4 million and $3.5 million, respectively. For the three and twelve months ended August 31, 2017, the unrealized gain on cash flow hedges was net of tax expense of $0.5 million and $3.0 million, respectively.

News Release | For Immediate Release

Consolidated Balance Sheets (Unaudited)

	August 31,	August 31,
(In thousands)	2018	2017

ASSETS
Cash and cash equivalents	$208,623	$194,731
Investments	29,259	32,444
Accounts receivable, net of reserves	156,639	148,331
Prepaid taxes	6,274	7,076
Deferred taxes	—	2,668
Prepaid expenses and other current assets	30,121	24,127
Total current assets	430,916	409,376

Property, equipment, and leasehold improvements, net	100,545	100,454
Goodwill	701,833	707,560
Intangible assets, net	148,935	173,543
Deferred taxes	9,716	7,412
Other assets	27,502	14,970
Total Assets	$1,419,447	$1,413,315

LIABILITIES
Accounts payable and accrued expenses	$72,059	$59,214
Accrued compensation	66,479	61,083
Deferred fees	49,700	47,495
Taxes payable	8,453	9,112
Deferred taxes	—	2,382
Dividends payable	24,443	21,853
Total current liabilities	221,134	201,139

Deferred taxes	21,190	24,892
Deferred fees	7,833	3,921
Taxes payable	29,626	11,484
Long-term debt	574,775	575,000
Deferred rent and other non-current liabilities	38,989	37,188
Total Liabilities	$893,547	$853,624

STOCKHOLDERS’ EQUITY
Total Stockholders’ Equity	$525,900	$559,691
Total Liabilities and Stockholders’ Equity	$1,419,447	$1,413,315

News Release | For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)	Twelve Months Ended August 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$267,085	$258,259
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	57,285	48,294
Stock-based compensation expense	31,516	34,183
Loss on sale of business	—	1,223
Deferred income taxes	(1,910)	4,879
Loss on sale of assets	140	59
Tax benefits from share-based payment arrangements	—	(10,331)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(8,417)	(29,502)
Accounts payable and accrued expenses	12,077	(2,226)
Accrued compensation	5,735	6,427
Deferred fees	6,035	(229)
Taxes payable, net of prepaid taxes	27,659	7,877
Prepaid expenses and other assets	(11,224)	(850)
Deferred rent and other non-current liabilities	(465)	2,331
Other working capital accounts, net	151	132
Net cash provided by operating activities	385,668	320,527

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses and investments, net of cash and cash equivalents acquired	(15,000)	(303,086)
Purchases of investments	(12,470)	(30,757)
Proceeds from sales of investments	12,459	23,399
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(33,520)	(36,862)
Net cash used in investing activities	(48,531)	(347,306)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(89,408)	(80,898)
Repurchase of common stock	(303,955)	(260,978)
Proceeds from debt	—	575,000
Repayment of debt	—	(300,000)
Debt issuance costs	—	(438)
Proceeds from employee stock plans	71,610	50,045
Tax benefits from share-based payment arrangements	—	10,331
Other financing activities	1,718	(1,223)
Net cash used in financing activities	(320,037)	(8,161)

Effect of exchange rate changes on cash and cash equivalents	(3,208)	1,264
Net increase (decrease) in cash and cash equivalents	13,892	(33,676)

Cash and cash equivalents at beginning of period	194,731	228,407
Cash and cash equivalents at end of period	$208,623	$194,731

News Release | For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended August 31,
(In thousands)	2018	2017	Change
GAAP revenues	$345,861	$326,642	5.9%
Deferred revenue fair value adjustment (a)	1,397	2,955
Currency impact (b)	(156)	—
Organic revenues	$347,102	$329,597	5.3%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	The impact from foreign currency movements over the past 12 months.

(Unaudited)	Twelve Months Ended August 31,
(In thousands)	2018	2017	Change
GAAP revenues	$1,350,145	$1,221,179	10.6%
Deferred revenue fair value adjustment (a)	7,691	5,486
Acquired revenues (b)	(58,624)	(1,222)
Currency impact (c)	(4,952)	—
Organic revenues	$1,294,260	$1,225,443	5.6%

(a)	The adjustment relates to deferred revenue fair value adjustments from purchase accounting.

(b)	Acquired revenues from acquisitions and divestitures completed within the last 12 months.

(c)	The impact from foreign currency movements over the past 12 months.

News Release | For Immediate Release

Operating Income, Margin, Net Income and Diluted EPS (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended August 31,
(In thousands, except per share data)	2018	2017	Change
GAAP Operating income	$88,356	$82,428	7.2%
Intangible asset amortization (a)	6,079	6,159
Deferred revenue fair value adjustment (b)	1,397	2,955
Other non-recurring items (c)	12,852	11,193
Adjusted operating income	$108,684	$102,735	5.8%
Adjusted operating margin (d)	31.3%	31.2%

GAAP Net income	$68,823	$59,552	15.6%
Intangible asset amortization (a)(e)	4,985	4,601
Deferred revenue fair value adjustment (b)(e)	1,146	2,207
Other non-recurring items (c)(e)	10,538	8,361
Adjusted net income	$85,492	$74,721	14.4%

GAAP Diluted earnings per common share	$1.77	$1.52	16.4%
Intangible asset amortization (a)(e)	0.13	0.12
Deferred revenue fair value adjustment (b)(e)	0.03	0.06
Other non-recurring items (c)(e)	0.27	0.21
Adjusted diluted earnings per common share	$2.20	$1.90	15.8%
Weighted average common shares (Diluted)	38,879	39,281

(a)

GAAP operating income in the fourth quarter of fiscal 2018 was adjusted to exclude $6.1 million of pre-tax intangible asset amortization, which reduced net income by $5.0 million and diluted earnings per share by $0.13. GAAP operating income in the fourth quarter of fiscal 2017 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $4.6 million and diluted earnings per share by $0.12. The income tax effect related to intangible asset amortization was $1.1 million in the fourth quarter of fiscal 2018 compared with $1.6 million for the same period in fiscal 2017.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.3 million in the fourth quarter of fiscal 2018 compared with $0.7 million from the prior year period.

(c)

GAAP operating income in the fourth quarter of fiscal 2018 was adjusted to exclude $12.9 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration, other restructuring actions and legal matters, which reduced net income by $10.5 million and diluted earnings per share by $0.27. GAAP operating income in the fourth quarter of fiscal 2017 was adjusted to exclude $11.2 million of pre-tax expenses primarily related modifications of certain share-based compensation grants, restructuring actions and acquisition related costs, which reduced net income by $8.4 million and diluted earnings per share by $0.21. The income tax effect related to the other non-recurring items was $2.3 million in the fourth quarter of fiscal 2018 compared with $2.8 million for the same period in fiscal 2017.

(d)	Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 18.0% for fiscal 2018 and 25.3% for fiscal 2017.

News Release | For Immediate Release

(Unaudited)	Twelve Months Ended August 31,
(In thousands, except per share data)	2018	2017	Change
GAAP Operating income	$366,204	$352,135	4.0%
Intangible asset amortization (a)	24,665	19,924
Deferred revenue fair value adjustment (b)	7,691	5,486
Other non-recurring items (c)	26,950	17,969
Adjusted operating income	$425,510	$395,514	7.6%
Adjusted operating margin (d)	31.3%	32.2%

GAAP Net income	$267,085	$258,259	3.4%
Intangible asset amortization (a)	19,723	14,845
Deferred revenue fair value adjustment (b)	6,084	4,093
Other non-recurring items (c)	21,614	14,308
Income tax items (e)	21,310	(1,918)
Adjusted net income	$335,816	$289,587	16.0%

GAAP Diluted earnings per common share	$6.78	$6.51	4.1%
Intangible asset amortization (a)	0.50	0.37
Deferred revenue fair value adjustment (b)	0.15	0.10
Other non-recurring items (c)	0.56	0.35
Income tax items (e)	0.53	(0.05)
Adjusted diluted earnings per common share	$8.53	$7.31	16.7%
Weighted average common shares (Diluted)	39,377	39,642

(a)

GAAP operating income in fiscal 2018 was adjusted to exclude $24.7 million of pre-tax intangible asset amortization, which reduced net income by $19.7 million and diluted earnings per share by $0.50. GAAP operating income in fiscal 2017 was adjusted to exclude $19.9 million of pre-tax intangible asset amortization, which reduced net income by $14.8 million and diluted earnings per share by $0.37. The income tax effect related to intangible asset amortization was $5.0 million in fiscal 2018 compared with $5.1 million for fiscal 2017.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $1.6 million in fiscal 2018 compared with $1.4 million from the prior year.

(c)

GAAP operating income in fiscal 2018 was adjusted to exclude $27.0 million of pre-tax expenses primarily related to severance, stock-based compensation acceleration, other restructuring actions and legal matters, which reduced net income by $21.6 million and diluted earnings per share by $0.56. GAAP operating income in fiscal 2017 was adjusted to exclude $18.0 million of pre-tax expenses primarily related modifications of certain share-based compensation grants, restructuring actions and acquisition related costs, which reduced net income by $14.3 million and diluted earnings per share by $0.35. The income tax effect related to the other non-recurring items was $5.4 million in fiscal 2018 compared with $3.7 million for fiscal 2017.

(d)	Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

GAAP net income in fiscal 2018 was adjusted to exclude $21.3 million of tax charges primarily related to the one-time deemed repatriation tax on foreign earnings. This reduced diluted earnings per share by $0.53. Fiscal 2017 GAAP net income was adjusted to exclude $1.9 million of income tax benefits related to finalizing previous years’ tax returns and other discrete items. GAAP diluted EPS was adjusted to exclude $0.05 from these same income tax benefits.

News Release | For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2019 Guidance
(In thousands, except per share data)	Low end of range	High end of range
GAAP Operating margin	29.0%	30.0%
Intangible asset amortization (a)	1.7%	1.7%
Deferred revenue fair value adjustment (b)	0.4%	0.4%
Other non-recurring items (c)	0.4%	0.4%
Adjusted operating margin	31.5%	32.5%

GAAP Net income	$333,506	$341,406
Intangible asset amortization (a)	19,746	19,746
Deferred revenue fair value adjustment (b)	4,378	4,378
Other non-recurring items (c)	4,970	4,970
Adjusted net income	$362,600	$370,500

GAAP Diluted earnings per common share	$8.70	$8.90
Intangible asset amortization (a)	0.51	0.51
Deferred revenue fair value adjustment (b)	0.11	0.11
Other non-recurring items (c)	0.13	0.13
Adjusted diluted earnings per common share	$9.45	$9.65

(a)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $23.9 million of pre-tax intangible asset amortization, which reduced the GAAP operating margin by 1.7%, GAAP net income by $19.7 million and GAAP diluted earnings per share by $0.51. The income tax effect related to intangible asset amortization was $4.2 million for the period presented above.

(b)

The adjustment relates to deferred revenue fair value adjustments from purchase accounting. The income tax effect related to deferred revenue fair value adjustments was $0.9 million for the period presented above.

(c)

GAAP operating income for the full fiscal 2019 year was adjusted to exclude $6.0 million of pre-tax expenses primarily related to restructuring actions, which reduced net income by $5.0 million and diluted earnings per share by $0.13. The income tax effect related to other non-recurring items was $1.0 million for the period presented above.

News Release | For Immediate Release

Free Cash Flow

(Unaudited)	Three Months Ended August 31,
(In thousands)	2018	2017	Change
Net cash provided by operating activities	$106,324	$100,215
Capital expenditures	(15,145)	(10,880)
Free cash flow	$91,179	$89,335	2.1%

(Unaudited)	Twelve Months Ended August 31,
(In thousands)	2018	2017	Change
Net cash provided by operating activities	$385,668	$320,527
Capital expenditures	(33,520)	(36,862)
Free cash flow	$352,148	$283,665	24.1%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q4’18	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17	Q1’17
% of ASV from buy-side clients	83.9%	84.4%	84.4%	84.2%	84.1%	84.4%	83.2%	83.0%
% of ASV from sell-side clients	16.1%	15.6%	15.6%	15.8%	15.9%	15.6%	16.8%	17.0%

ASV Growth rate from buy-side clients	5.4%	5.3%	6.0%	5.3%	5.9%	5.7%	6.8%	8.3%
ASV Growth rate from sell-side clients	7.3%	5.0%	4.6%	3.9%	4.6%	5.8%	4.9%	6.3%
Total Organic ASV Growth Rate	5.7%	5.3%	5.8%	5.1%	5.7%	5.7%	6.5%	7.9%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q4’18	Q4’17
As reported ASV (a)	$1,393.1	$1,316.6
Currency impact (b)	1.6	3.7
Organic ASV total	$1,394.7	$1,320.3
Total Organic ASV Growth Rate	5.7%

(a)

Beginning with the fiscal third quarter of 2017, FactSet excluded professional services fees billed within the last 12 months, which are not subscription based. ASV excludes $21.6 million and $17.2 million, respectively, in professional services fees as of August 31, 2018 and 2017.

(b)	The impact from foreign currency movements was excluded above to calculate total organic ASV.